Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Iron Link Ltd. on Form SB-2 of my Report of Independent Registered Public Accounting Firm, dated September 14, 2006, on the consolidated balance sheet of Iron Link Ltd. as at July 31, 2006, and the related consolidated statements of operations, stockholders' equity , and cash flows for the period from May 30, 2006 (date of inception) to July 31, 2006.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
September 20, 2006	/s/ Ronald R. Chadwick, P.C.